Exhibit 5.3

[Letterhead of McDonald Carano Wilson LLP]

May     , 2010

Easton-Bell Sports, Inc.

7855 Haskell Avenue

Van Nuys, California 91406

Re:	CDT Nevada, Inc./Easton Sports Asia, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel for CDT Nevada, Inc., a Nevada corporation (“CDT Nevada”), and Easton Sports Asia, Inc., a Nevada corporation (“Easton Sports”), in connection with the execution and delivery of the Transaction Documents (as defined below) by CDT Nevada and Easton Sports. Unless otherwise defined or indicated in this opinion, capitalized terms which are used in this opinion and defined in the Transaction Documents shall have the meanings ascribed to them in the Transaction Documents.

In connection with the preparation of this opinion letter, and as the basis for the opinions hereinafter set forth, we have made such investigations of the laws of the State of Nevada as we have deemed relevant and necessary, and we have examined such documents as we have deemed relevant and necessary, including copies of the following documents and records:

(i)	a photocopy of that certain Indenture, dated as of December 3, 2009, by and among Easton-Bell Sports, Inc., a Delaware corporation (“Easton-Bell”), the Guarantors from time to time party thereto, and U.S. Bank National Association, as Trustee (the “Indenture”) (except that we have not reviewed any other documents or instruments that may be referenced on, or referred to in, the Indenture and not attached thereto);

(ii)	photocopies of the Note Guarantees, in respect of Easton-Bell’s obligations pursuant to the $350,000,000 aggregate principal amount of Easton-Bell’s 9.750% Senior Secured Notes due 2016 (the “Exchange Notes”), whose terms are included in the Indenture (the “Note Guarantees”) (except that we have not reviewed any other documents or instruments that may be referenced on, or referred to in, the Note Guarantees and not attached thereto);

(iii)	a photocopy of CDT Nevada’s Articles of Incorporation filed with the Secretary of State of the State of Nevada on July 30, 2003 (the “CDT Nevada Articles”);

(iv)	a photocopy of the Bylaws of CDT Nevada certified as current and correct by an officer of CDT Nevada in the CDT Nevada Officer’s Certificate attached hereto (the “CDT Nevada Bylaws”);

(v)	an original Certificate of Existence with Status in Good Standing of CDT Nevada issued by the Secretary of State of the State of Nevada as of April 12, 2010 (the “CDT Nevada GSC”);

(vi)	photocopies of the Omnibus Unanimous Written Consents of the Board of Directors of CDT Nevada adopted on November 20, 2009 and December 3, 2009, respectively, approving and authorizing the Transaction Documents, as certified by an officer of CDT Nevada in the CDT Nevada Officer’s Certificate attached hereto (the “CDT Nevada Resolutions”);

(vii)	a photocopy of the Officer’s Certificate of CDT Nevada, dated May , 2010 (the “CDT Nevada Officer’s Certificate”), attached hereto as Exhibit “A” and made a part hereof by reference;

(viii)	a photocopy of Easton Sports’ Articles of Incorporation filed with the Secretary of State of the State of Nevada on July 30, 2003 (the “Easton Sports Articles”);

(ix)	a photocopy of the Bylaws of Easton Sports certified as current and correct by an officer of Easton Sports in the Easton Sports Officer’s Certificate attached hereto (the “Easton Sports Bylaws”);

(x)	an original Certificate of Existence with Status in Good Standing of Easton Sports issued by the Secretary of State of the State of Nevada as of April 12, 2010 (the “Easton Sports GSC”);

(xi)	Photocopies of the Omnibus Unanimous Written Consents of the Board of Directors of Easton Sports adopted on November 20, 2009 and December 3, 2009, respectively, approving and authorizing the Transaction Documents, as certified by an officer of Easton Sports in the Easton Sports Officer’s Certificate attached hereto (the “Easton Sports Resolutions”); and

(xii)	a photocopy of the Officer’s Certificate of Easton Sports, dated May , 2010 (the “Easton Sports Officer’s Certificate”), attached hereto as Exhibit “B” and made a part hereof my reference.

For purposes of this statement of opinions, the agreements referred to in clauses (i) and (ii) above are collectively referred to herein as the “Transaction Documents”.

As to all questions of fact material to this opinion that have not been independently established by us, we have relied on the Officer’s Certificates of CDT Nevada and Easton Sports and upon the representations and warranties of CDT Nevada and Easton Sports contained in the Transaction Documents. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering this opinion, we have assumed that the Transaction Documents executed and delivered by the parties thereto (other than CDT Nevada and Easton Sports) have been duly authorized by all necessary corporate action on the part of those parties, and that there are no other actions required on the part of those parties to make the execution and delivery of the Transaction Documents effective.

Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, as of the date hereof and under current interpretations of the laws of the State of Nevada, we are of the opinion that:

1. Each of CDT Nevada and Easton Sports is a corporation validly existing and in good standing under the laws of the State of Nevada.

2. The execution and delivery by CDT Nevada and Easton Sports, and the performance of each of its obligations under the Transactions Documents have been duly authorized by all necessary corporate action on the part of CDT Nevada and Easton Sports.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions, and limitations:

A. In rendering the opinion in Paragraph 1 above, we have relied solely upon the CDT Nevada Articles, CDT Nevada Bylaws, CDT Nevada Resolutions, CDT Nevada GSC, CDT Nevada Officer’s Certificate, Easton Sports Articles, Easton Sports Bylaws, Easton Sports Resolutions, Easton Sports GSC, and Easton Sports Officer’s Certificate, respectively.

B. Please be advised that our opinion in Paragraph 2 herein is subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, conservatorship, moratorium and similar laws from time to time in effect affecting the enforcement of creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (irrespective of whether enforcement is sought in a proceeding at law or in equity).

C. In rendering the opinions set forth above, we note that the parties have chosen the laws of another jurisdiction to govern the Transaction Documents. Please be advised that we are licensed to practice law only in the State of Nevada, and our opinions are therefore limited only to matters of Nevada law, and should not be construed as expressions of opinions as to the laws of any other jurisdiction.

D. In rendering the opinions set forth above, please be advised that we are not giving an opinion as to the compliance by CDT Nevada or Easton Sports with any state or federal securities laws, rules or regulations, including Nevada Blue Sky laws, in connection with the Transaction Documents.

We are licensed to practice law only in the State of Nevada. Accordingly, the opinions set forth herein are limited in all respects to the current interpretation of the existing laws of the State of Nevada as in effect on the date hereof, and we have made no inquiry into, and we express no opinions as to the statutes, regulations, or laws of any other jurisdiction.

This statement of opinions is rendered for the benefit of the addressee identified above with regard to the subject transaction and their participants and assignees permitted by the Transaction Documents. In addition to the foregoing, this statement of opinions may be relied on by Ropes & Gray LLP in the issuance of its opinion (on which we do not opine) in connection with the issuance of the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the registration statement of the Exchange Notes and to the reference under the heading “Legal Matters” in the prospectus that is part of the registration statement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933, as amended, or the rules and regulations thereunder with respect to any part of the registration statement, including this exhibit.

Sincerely,